Exhibit 99.2

Social Commerce Partners Corporation Announces Closing of $100,000,000 Initial Public Offering

Plano, TX, Dec. 24, 2025 (GLOBE NEWSWIRE) -- Social Commerce Partners Corporation (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company, today announced the closing of its initial public offering of 10,000,000 units at an offering price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share. The units are listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “SCPQU”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “SCPQ” and “SCPQW,” respectively.

The Company intends to use the net proceeds from the offering and the simultaneous private placement of units to pursue and consummate  a business combination with one or more businesses

BTIG, LLC is acting as sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from: BTIG, LLC, 65 East 55th Street New York, New York 10022, Attn: Syndicate Department, or by email at ProspectusDelivery@btig.com, or by accessing the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov.

A registration statement relating to the securities has been filed with, and declared effective by, the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction

About Social Commerce Partners Corporation

Social Commerce Partners Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any sector, the Company will primarily focus on target businesses in the social commerce (direct selling) industry. The Company’s management team is led by Stuart Johnson, its Chief Executive Officer and Chairman of the Board of Directors (the “Board”), and Harley (Michael) Rollins, its Chief Financial Officer and Director. In addition, the Board includes Wayne Moorehead, Peter Griscom and Heather Chastain.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”), the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Stuart Johnson
Chief Executive Officer
SPJ@socialcommerce.partners